UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 1, 2017

THE ALKALINE WATER COMPANY INC.
Exact name of registrant as specified in its charter)

Nevada	000-55096	EIN 99-0367049
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7730 E Greenway Road Ste. 203
Scottsdale, AZ 85260
(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (480) 656-2423

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 1, 2017, The Alkaline Water Company Inc. and its subsidiaries (the “Company”) entered into a Credit and Security Agreement (the “Credit Agreement”) with SCM Specialty Finance Opportunities Fund, L.P. (the “Lender”).

The Credit Agreement provides the Company with a revolving credit facility (the “Revolving Facility”), the proceeds of which are to be used to repay existing indebtedness of the Company, transaction fees incurred in connection with the Credit Agreement and for working capital needs of the Company.

Under the terms of the Credit Agreement, the Lender has agreed to make cash advances to the Company in an aggregate principal at any one time outstanding not to exceed the lesser of (i) $3 million (the “Revolving Loan Commitment Amount”) and (ii) the Borrowing Base (defined to mean, as of any date of determination, 85% of net eligible billed receivables plus 65% of eligible unbilled receivables, minus certain reserves).

The Credit Agreement has a term of three years, unless earlier terminated by the parties in accordance with the terms of the Credit Agreement.

The principal amount of the Revolving Facility outstanding bears interest at a rate per annum equal to (i) a fluctuating interest rate per annum equal at all times to the rate of interest announced, from time to time, within Wells Fargo Bank at its principal office in San Francisco as its “prime rate,” plus (ii) 3.25%, payable monthly in arrears.

To secure the payment and performance of the obligations under the Credit Agreement, the Company granted to the Lender a continuing security interest in all of the Company’s assets and agreed to a lockbox account arrangement in respect of certain eligible receivables.

In connection with the Credit Agreement, the Company paid to the Lender a $30,000 facility fee. The Company agreed to pay to Lender monthly an unused line fee in amount equal to 0.083% per month of the difference derived by subtracting (i) the average daily outstanding balance under the Revolving Facility during the preceding month, from (ii) the Revolving Loan Commitment Amount. The unused line fee will be payable monthly in arrears. The Company also agreed to pay the Lender as additional interest a monthly collateral management fee equal to 0.35% per month calculated on the basis of the average daily balance under the Revolving Facility outstanding during the preceding month. The collateral management fee will be payable monthly in arrears. Upon a termination of the Revolving Facility, the Company agreed to pay the Lender a termination fee in an amount equal to 2% of the Revolving Loan Commitment Amount if the termination occurs before February 1, 2020. The Company must also pay certain fees in the event that receivables are not properly deposited in the appropriate lockbox account.

The interest rate will be increased by 5% in the event of a default under the Credit Agreement. Events of default under the Credit Agreement, some of which are subject to certain cure periods, include a failure to pay obligations when due, the making of a material misrepresentation to the Lender, the rendering of certain judgments or decrees against the Company and the commencement of a proceeding for the appointment of a receiver, trustee, liquidator or conservator or filing of a petition seeking reorganization or liquidation or similar relief.

The Credit Agreement contains customary representations and warranties and various affirmative and negative covenants including the right of first refusal to provide financing for the Company and the financial and loan covenants, such as the loan turnover rate, minimum EBTDA, fixed charge coverage ratio and minimum liquidity requirements.

On February 1, 2017, the Company drew $686,080.94 from the Revolving Facility, to be disbursed as follows: $628,782.94 to pay off the amount borrowed from Gibraltar Business Capital, LLC (“Gibraltar”) under the revolving accounts receivable funding agreement dated February 20, 2014 (paid off on February 1, 2017) and the balance for the closing costs.

As of February 1, 2017, the Company and Gibraltar entered into a payoff agreement (the “Payoff Agreement”), pursuant to which the Company agreed to pay an amount equal to the outstanding indebtedness and obligations owing from the Company to Gibraltar (the “Gibraltar Obligations”). The Payoff Agreement provided that the Payoff Agreement will confirm that, upon receipt via wire transfer of immediately available funds to Gibraltar in the aggregate amount of $628,782.94, all of the Gibraltar Obligations will be terminated and satisfied in full as of the close of business on February 1, 2017.

Item 1.02 Termination of a Material Definitive Agreement.

The information contained in Item 1.01 of this current report on Form 8-K is responsive to this item.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this current report on Form 8-K is responsive to this item.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits
10.1	Credit Security Agreement dated February 1, 2017 with SCM Specialty Finance Opportunities Fund, L.P.
10.2	Payoff Agreement dated February 1, 2017 with Gibraltar Business Capital, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ALKALINE WATER COMPANY INC.

/s/ Richard A. Wright
Richard A. Wright
Vice-President, Chief Operating Officer, Secretary, Treasurer and Director

February 7, 2017